[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                                                   EXHIBIT 10.22

                THE UNIVERSITY OF TENNESSEE RESEARCH CORPORATION

                                       AND

                                    GTX, INC.

                AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

      This Amended and Restated Exclusive License Agreement (hereinafter "Agreement") made and entered into as of the 24th day of July, 1998 (the "Effective Date") and previously amended the 14th day of March, 2000, by and between The University of Tennessee Research Corporation, a corporation duly organized and existing under the laws of the State of Tennessee and having its principal office at 1534 White Avenue, Knoxville, Tennessee, U.S.A. (hereinafter "UTRC"), and GTx, Inc. (formerly known as Genotherapeutics, Inc.), a Tennessee corporation, located at 3 N. Dunlap St., 3rd Floor, Memphis, Tennessee 38163 (hereinafter "GTx").

      WHEREAS, UTRC is the owner of the Licensed Patents and Licensed Technology (as later defined herein) the subject matter of which was developed by Mitchell
S. Steiner and Sharan Raghow ("Contributors") in the course of their employment with The University of Tennessee;

      WHEREAS, UTRC is willing to grant and GTx desires to receive an exclusive worldwide license with rights to grant sublicenses and permit sub-sublicenses under the Licensed Patents and Licensed Technology.

      NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, UTRC and GTx (hereinafter referred to individually as a "Party" and collectively as the "Parties") hereto expressly agree as follows:

                                   SECTION 1

                                   Definitions

      1.1 "Affiliates" shall mean any corporation, partnership, or other entity that at any time during the term of this Agreement, directly or through one or more intermediaries, Controls or is Controlled by or is under common Control with a party to this Agreement, but only for so long as the relationship exists. A corporation or other entity shall no longer be an Affiliate when through loss, divestment, dilution or other reduction of ownership, the requisite Control no longer exists.

      1.2 "Alliance" shall mean a relationship (including any entity formed as a result thereof) entered into by GTx, with one or more third parties to manufacture, use or sell a


                                       1.

Licensed Product, Licensed Process or Licensed Technology, which can include the development, manufacturing, distribution and/or marketing of a Licensed Product, Licensed Process or Licensed Technology as a part of the relationship.

      1.3 "Control" or "Controls" or "Controlled" shall mean: i) in the case of a corporation, ownership or control, directly or indirectly, of at least fifty one percent (51%) of the shares of stock entitled to vote for the election of directors; or ii) in the case of an entity other than a corporation, ownership or control, directly or indirectly, of at least fifty one percent (51%) of the assets of such entity.

      1.4 "Generic Product(s)" shall mean a commercial product the use, sale or distribution of which utilizes Licensed Technology that is not covered in whole or in part by a Valid Claim of the Licensed Patents. A product that is sold, distributed or used for testing, development, or clinical trial purposes shall not be considered a commercial product.

      1.5 "GTx" shall mean GTx and/or its Affiliates, unless otherwise clearly indicated by the context.

      1.6 "Joint Alliance" shall mean an Alliance in which GTx either, (1) receives a royalty of at least [ * ] percent [ * ] of net sales of Licensed Product in any one or more of the Major Markets or (2) retains [ * ] percent [ * ] or more of the net profits from the sale of Licensed Product in any one or more of the Major Markets, determined in accordance with generally accepted accounting principles.

      1.7 "Joint Alliance Party" or "Joint Alliance Parties" shall mean GTx and any other party who is a member of a Joint Alliance, including Sub-sublicensees.

      1.8 "Joint Alliance Revenue" shall mean the amount received by a Joint Alliance or a Joint Alliance Party from Third Parties for the use, sale or distribution of a Licensed Product, Licensed Process or Generic Product, less:

            (I) discounts allowed in amounts customary in the trade for quantity purchases, cash payments, prompt payments, wholesalers and distributors;

            (II) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

            (III) outbound transportation prepaid or allowed, amounts allowed or credited on returns, export licenses, import duties, value added tax, and prepaid freight;

            (IV) royalties, cash, fees, or other consideration paid to, or invoiced by, Third Parties to a Joint Alliance or a Joint Alliance Party which are considered payment of, or for technology and/or patent licensing fees for manufacture, use, or sale of a Licensed Product, Licensed Process or Generic Product; and

            (V) sales commissions paid to individuals who are not employees of a Joint Alliance or a Joint Alliance Party.


                                       2.

      No deductions shall be made for sales commissions paid to individuals who are employees of a Joint Alliance or a Joint Alliance Party, or for cost of collections.

      1.9 "Licensed Patents" shall mean the issued patents and the pending patent applications set forth on Schedule 1 attached hereto and made a part hereof, and any patents issuing therefrom, and any other patent applications not identified on Schedule 1 that have been filed or that may in the future be filed by GTX on the Licensed Technology and any patents issuing therefrom, including any application(s) filed by GTx pursuant to Article 6.1 of this Agreement, whether in the United States of America or any other country, including any and all substitutions for and divisions, continuations, continuation-in-part, provisionals, and non-provisionals, renewals, reissues, any foreign patent applications and divisionals or national phase applications which claim priority from any of the pending patent applications set forth in Schedule 1.

      1.10 "Licensed Process(es)" shall mean any process which is covered in whole or in part by a Valid Claim of the Licensed Patents.

      1.11  "Licensed Product(s)" shall mean any product that:

            (I) is covered in whole or in part by a Valid Claim of the Licensed Patents; or

            (II) is manufactured by using a process or is employed to practice a process which is covered in whole or in part by a Valid Claim of the Licensed Patents.

      1.12 "Licensed Technology" shall mean any technology, trade secrets, methods, processes, know-how, show-how, data, information, or results relating to the patent applications set forth in Schedule 1 attached hereto, developed by the Contributors and owned by UTRC, including the chemoprevention of prostate cancer and, more particularly, to a method of administering to a subject an effective dose of a chemopreventive agent or pharmaceutical preparation comprising an anti-estrogen or SERM, including, toremifene and analogs or metabolites thereof, to prevent recurrence of, suppress or inhibit prostate carcinogenesis.

      1.13 "Major Markets" shall mean and include the United States, Great Britain, France, Germany, and Japan.

      1.14 "Residual Alliance" shall mean any Alliance that is not a Joint Alliance.

      1.15 "Residual Alliance Party" or "Residual Alliance Parties" shall mean GTx, and any other party who is a member of a Residual Alliance, including Sub-sublicensees.

      1.16 "Residual Alliance Revenue" shall mean all cash, Sublicense or Sub-sublicense fees, and running royalties and all other consideration paid to GTx by a Residual Alliance or a Residual Alliance Party in consideration for the granting of rights to the Licensed Patents and/or Licensed Technology.

      1.17 "Sublicense(s)" shall mean any sublicense granted by GTx, to a Joint Alliance, Joint Alliance Party, Residual Alliance or a Residual Alliance Party.

                                       3.

      1.18 "Sublicensee(s)" shall mean any Joint Alliance, Joint Alliance Party, Residual Alliance or Residual Alliance Party, to whom GTx has granted sublicenses pursuant to this Agreement.

      1.19 "Sub-sublicense(s)" shall mean any sub-sublicense granted by a Joint Alliance, Joint Alliance Party, Residual Alliance or a Residual Alliance Party, other than GTx, to a Third Party or to an Affiliate of a Joint Alliance Party or Residual Alliance Party other than GTx.

      1.20 "Sub-sublicensee(s)" shall mean any party to whom a Joint Alliance, Joint Alliance Party, Residual Alliance or a Residual Alliance Party, other than GTx, has granted Sub-sublicenses to pursuant to this Agreement.

      1.21 "Third Party" or "Third Parties" shall mean any non-affiliated party or parties other than GTx, a Joint Alliance, a Joint Alliance Party, a Residual Alliance, a Residual Alliance Party, UTRC or The University of Tennessee.

      1.22 "Valid Claim" shall mean (a) a claim of an issued patent which has not expired and which has not been held revoked, invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed with the time allowed for appeal having expired, and which has not been admitted to be invalid through reissue or disclaimer or otherwise; or (b) any claim of a pending patent application, which i) was filed in good faith; and ii) has not been pending for more than eight (8) years.

                                   SECTION 2

                                      Grant

      2.1 UTRC hereby grants to GTx an exclusive, worldwide right and license, with the right to grant Sublicenses and to permit Sub-sublicenses to practice under and use the Licensed Patents and the Licensed Technology to make, have made, use, market, sell, have sold, import, distribute, and offer for sale any Licensed Product, Licensed Process or Generic Product. UTRC hereby agrees, subject to the terms and conditions herein contained, that the term "exclusive" means that UTRC shall not grant any other license to any third party or take any action inconsistent with the rights granted to GTx under this Agreement relating to the Licensed Patents or Licensed Technology.

      2.2 GTx agrees that the Contributors and The University of Tennessee shall have the royalty-free right to practice under the Licensed Patents and to utilize the Licensed Technology for non-commercial educational, research, and academic purposes only.

      2.3 GTx acknowledges that all or a portion of the Licensed Patents and Licensed Technology was developed with the support of the United States Government ("the Government"), and agrees that the Government retains rights in the Licensed Patents and Licensed Technology as set forth in Title 35 U.S.C.
Section 200 et seq. All rights herein granted to GTx are subject to any such rights held by the Government and further subject to any restrictions or obligations that may be imposed by the Government pursuant to such rights.

                                       4.

      2.4 GTx shall have the right to enter into Sublicenses and to permit Sub-sublicense agreements, as the case may be, with respect to the Licensed Patents and Licensed Technology, subject to notifying UTRC of the identity and address of each Sublicensee or Sub-sublicensee within thirty (30) days after execution of such agreement by the parties thereto. No GTx Affiliate, Joint Alliance, Joint Alliance Party, Residual Alliance, Residual Alliance Party, or their Affiliates, shall have the right to practice under the Licensed Patents or utilize the Licensed Technology to make, have made, use, market, sell, have sold, import, distribute, or offer for sale any Licensed Product, Licensed Process or Generic Product in the absence of a written Sublicense or Sub-sublicense. Any grant of rights by GTx, a Joint Alliance, a Joint Alliance Party, a Residual Alliance, a Residual Alliance Party, or their Affiliates, to practice under the Licensed Patents or to utilize the Licensed Technology to make, have made, use, market, sell, have sold, import, distribute, or offer for sale any Licensed Product, Licensed Process or Generic Product shall constitute a Sublicense or Sub-sublicense, as the case may be. All Sublicenses and Sub-sublicenses granted by GTx hereunder shall be subject to this Agreement in all respects and shall include provisions that such Sublicensee or Sub-sublicensee is being granted a license under the Licensed Patents and Licensed Technology as described herein.

      2.5 GTx shall be responsible for its Affiliates, Sublicensees and Sub-sublicensees and shall not grant any rights that are inconsistent with the rights granted to and obligations of GTx hereunder. Each such Sublicense and Sub-sublicense agreement shall include a requirement that the Sublicensee or Sub-sublicensees, as the case may be, use its best efforts to bring the subject matter of the Sublicense or Sub-sublicense, as the case may be, into commercial use. In addition, each such Sublicense and Sub-sublicense agreement shall include a requirement that the Sublicensee or Sub-sublicensee, as the case may be, assign, transfer and convey to UTRC all right, title and interest in and to Licensed Patents. Upon termination of this Agreement, each Sublicensee's or Sub-sublicensee's as the case may be, rights under any Sublicense agreement shall also terminate. No Sublicense or Sub-sublicense shall relieve GTx of any of its obligations under this Agreement. GTx shall forward to UTRC a complete copy of each Sublicense or Sub-sublicense agreement, as the case may be (including, without limitation, all amendments and addenda), granted hereunder within thirty (30) days after execution of such agreement by the parties thereto, provided that UTRC shall receive such information and documents in confidence and shall not publicly disclose, discuss or release such information or document without the prior written approval of GTx except for the purposes of enforcement of UTRC's rights. GTx shall be responsible for payment of royalties from Joint Alliance Revenue and Residual Alliance Revenue provided, however, that GTx may arrange for such payments to be made to UTRC by an Affiliate, Sublicensee or Sub-sublicensee, with the understanding that UTRC's acceptance of such payments from an Affiliate, Sublicensee, or Sub-sublicensee does not relieve GTx of the ultimate responsibility for any other or future payment required hereunder. Each such Sublicense or Sub-sublicense agreement shall include an audit right by UTRC of the same scope as provided in Article 5.1 herein with respect to GTx.

      2.6 Any act or omission of an Affiliate, Sublicensee or Sub-sublicensee which would constitute a breach of this Agreement if performed by GTx shall be deemed to be a breach by GTx of this Agreement, subject however to the same cure provisions in favor of GTx or such Affiliate, Sublicensee or Sub-sublicensee, as the case may be, as are otherwise provided herein for breach by GTx.

                                       5.

                                   SECTION 3

                                    Diligence

      3.1 GTx shall use its commercially reasonable best efforts to develop and commercialize Licensed Products and Generic Products through a commercially reasonable program for exploitation of the Licensed Patents and the Licensed Technology.

                                    SECTION 4

                             Payments and Royalties

      4.1 For the rights, privileges and license granted hereunder, GTx shall pay royalties to UTRC in the manner hereinafter provided until this Agreement shall expire or be terminated. GTx shall pay to UTRC:

            (A) Patent Expense Fee in the amount of [ * ] which UTRC acknowledges has been fully paid by GTx.

            (B) Annual License Maintenance Fees in the amount of [ * ] each, being due and payable on July 1, 2003 and each succeeding July 1 thereafter during the term of this Agreement; provided, however, that the Annual License Maintenance Fee shall be reduced by the amount of running royalties actually paid to UTRC in the immediately preceding 12-month period prior to the due date of the Annual License Maintenance Fee. The Annual License Maintenance Fee shall be [ * ] at such time as GTx [ * ] as described in Article 2.4. This [ * ] of the Term of this Agreement, regardless of whether any such Joint Alliance, Residual Alliance or Sublicense is terminated. This [ * ] to a Sublicense granted to a GTx Affiliate that is 100% owned by GTx.

      4.2 In addition to the foregoing fees, GTx shall pay to UTRC the following royalties for the term of this Agreement:

            (A) [ * ] of Joint Alliance Revenue attributable to the use, sale or distribution of License Products and Licensed Processes and a reduced percentage of Joint Alliance Revenue attributable to the use, sale or distribution of Generic Products, which reduced percentage shall be determined on a country-by-country basis and in each country shall be calculated as the [ * ] during the quarter divided by [ * ] during the same quarter [ * ] (provided that in no event shall the reduced percentage [ * ]); and

            (B) [ * ] of Residual Alliance Revenue attributable to the use, sale or distribution of License Products and Licensed Processes and a reduced percentage of Residual Alliance Revenue attributable to the use, sale or distribution of Generic Products, which reduced percentage shall be determined on a country-by-country basis and in each country shall be calculated as the [ * ] during the quarter divided by [ * ] during the same quarter [ * ] (provided that in no event shall the reduced percentage [ * ]).

      4.3 In the event that GTx, its Sublicensees or Sub-sublicensees manufacture, make, use, sell import, or license a Licensed Product or perform a Licensed Process using technologies


                                       6.

for which royalties may be payable to UTRC under this Article 4 and under one or more other UTRC/GTx license agreements, GTx shall only be required to pay UTRC royalties under one such license agreement, subject to the provisions of Article 5.2.

      4.4 Within [ * ] following the close of each calendar quarter in which Joint Alliance Revenue is received by a Joint Alliance or Joint Alliance Party, Residual Alliance Revenue is received by GTx, or amounts are received by a Joint Alliance or Residual Alliance on account of the use, sale or distribution of a Generic Product, as the case may be, payments shall be paid to UTRC or its designee in United States dollars in Knoxville, Tennessee, or at such other place as UTRC may reasonably designate consistent with the laws and regulations controlling in any foreign country. In the event GTx arranges for any payment under this Article 4.5 to be made to UTRC by an Affiliate, Sublicensee or Sub-sublicensee pursuant to Article 2.5, if such payment is not received by UTRC within the [ * ] period set forth herein, GTx shall be deemed to be in breach of this Agreement, subject to the same cure provisions in favor of GTx as set forth in Article 12. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

                                   SECTION 5

                               Reports and Records

      5.1 UTRC or its accounting agents shall have the right to inspect the books of account of GTx. GTx shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to UTRC hereunder. Said books of account shall be kept at GTx's principal place of business or the principal place of business of the appropriate division or Affiliate of GTx to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for [ * ] following the end of the calendar year to which they pertain, to the inspection of UTRC or its accounting agents for the purpose of verifying GTx's royalty statement. If any examination reveals a shortage in amounts paid to UTRC equal to or greater than [ * ] of the total amount due in the period under audit, GTx shall promptly reimburse UTRC for the cost of the examination as well as the shortage, together with interest thereon as provided in Article 5.4.

      5.2 GTx shall deliver to UTRC true and accurate reports to confirm a royalty accounting hereunder within [ * ] after the close of each calendar quarter in which Joint Alliance Revenue is received by a Joint Alliance or Joint Alliance Party, or Residual Alliance Revenue is received by GTx, as the case may be.

      These reports shall include at least the following, on a country-by-country basis:

                  (1) number of Licensed Products, Licensed Processes, or Generic Products manufactured, used or sold by and/or for GTx and all Joint Alliance Parties and Residual Alliance Parties;

                  (2) total amounts received by GTx, a Joint Alliance or a Joint Alliance Party for Licensed Products, Licensed Processes and Generic Products manufactured,


                                       7.

used or sold by and/or for GTx and any Joint Alliance, Joint Alliance Party, Residual Alliance, or Residual Alliance Party.

                  (3) accounting for Joint Alliance Revenue or Residual Alliance Revenue;

                  (4) royalties due to UTRC pursuant to Sections 4.2 and 4.3 including (i) the manner in which such royalties were calculated and (ii) in the event any such royalties are payable to UTRC under this Agreement and under one or more other UTRC/GTx license agreements, and notwithstanding that GTx is required to pay such royalties under only one such license agreement, GTx shall set out in its report the amount of such royalties covered by multiple license agreements and identify all such license agreements to which such royalties apply;

                  (5) names and addresses of all Joint Alliance Parties and Residual Alliance Parties, including an identification of whether the Party is a Joint Alliance Party or a Residual Alliance party;

                  (6) dates that any Residual Alliance Revenue is received by GTx from a Residual Alliance or any Residual Alliance Party and other information pertaining to the determination of revenues due to UTRC; and

                  (7) upon request by UTRC, any other information that may be necessary for the purpose of showing the amounts payable to UTRC hereunder.

      5.3 With each such report submitted, GTx shall pay to UTRC the royalties due and payable under this Agreement. If no royalties shall be due, GTx shall so report.

      5.4 Any amount owed by GTx under this Agreement that is not received by UTRC on or before the date due shall bear interest at a per annum rate [ * ] above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the date due. GTx shall also pay all reasonable collection costs at any time incurred by UTRC in obtaining payment of amounts past due, including reasonable attorneys fees. If the transfer or the conversion into United States Dollar equivalents in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sales were made on which the royalty was based, to the credit and account of UTRC or its nominee in any commercial bank or trust company of its choice located in that country, prompt notice of which shall be given by GTx to UTRC.

                                   SECTION 6

                               Patent Prosecution

      6.1 GTx shall assume complete control of the prosecution of the Licensed Patents and will be responsible for maintaining any patents issued or issuing therefrom. GTx will also be responsible for preparing, filing, prosecuting and maintaining all patent applications and patents, corresponding to or arising out of the Licensed Technology. GTx shall use patent counsel of its own choice, at its own expense. GTx agrees to pay all costs incident to the United States and


                                       8.

foreign applications, patents and like protection relating to the Licensed Patents and the Licensed Technology, including all costs incurred for filing, prosecution, issuance and maintenance fees as well as any costs incurred in filing continuations, continuations-in-part, divisionals or related applications and any reexamination or reissue proceedings. Subject to the provisions of
Article 6.4, GTx shall file and maintain patent applications corresponding to the Licensed Technology in such countries, as GTx in its sole discretion shall select. UTRC shall have the sole and exclusive right, title and ownership in and to all Licensed Patents, including Licensed Patents corresponding to or arising out of the Licensed Technology, which now exist or may exist in the future, including all United States and foreign patent applications filed and patents issued pursuant to this Article 6. GTx, its Sublicensees and Sub-sublicensees shall assign, transfer and convey to UTRC all right, title and interest in and to all such Licensed Patents. GTx shall be responsible for recording an assignment to UTRC of patent applications filed pursuant to this Article 6 with the United States Patent and Trademark Office and with each foreign Patent Office in which such applications are filed. Upon request by GTx, UTRC will amend this Agreement as reasonably necessary to confirm GTX's exclusive license in all such inventions conveyed to UTRC as provided in this Section.

      6.2 GTx agrees to keep UTRC informed, at GTx's expense, of filing and prosecutions pursuant to this Article 6 including submitting to UTRC copies of all patent applications, official actions and responses thereto within thirty
(30) days of filing or receipt, as the case may be. GTx agrees that it will reimburse UTRC for its reasonable attorneys fees that UTRC reasonably incurs for review by outside counsel of the material received from GTx. GTx shall consult with UTRC regarding any abandonment of the Licensed Patents or the prosecution of patent applications described in Article 6.1 prior to such abandonment.

      6.3 UTRC agrees to reasonably cooperate with GTx, at GTx's request and expense, to whatever extent is reasonably necessary to procure patent protection of any rights, including fully agreeing to execute any and all documents to provide GTx the full benefit of the licenses granted herein with copies of correspondence with Patent Offices concerning the Licensed Patents.

      6.4 In the event that GTx decides not to continue prosecution of any United States or foreign patent application to issuance or maintain any United States or foreign patent on technology described or claimed in the Licensed Patents or the Licensed Technology in a certain jurisdiction; GTx shall timely notify UTRC in writing in order that UTRC may continue said prosecution or maintenance of such patent applications or patents at its option and at its own expense in such jurisdiction. GTx's right under this Agreement to practice the invention(s) under such patents and patent applications shall immediately terminate in such jurisdiction upon UTRC's assuming said costs provided that the application, in which GTx decides not to continue prosecution or the patent which GTx decides not to maintain, is before the Patent Offices of a country included in Major Markets. GTx shall not be considered in default and this Agreement shall not terminates to any particular jurisdiction, if GTx decides not to continue prosecution of a patent application to issuance or maintain any patent in any other country besides those included in Major Markets. If GTx fails to notify UTRC in sufficient time for UTRC to continue prosecution, or the maintenance of, a patent or patent application in a Major Market, GTx shall be considered in default of this Agreement.

                                       9.

      6.5 GTx and all its Sublicensees and Sub-sublicensees shall mark all products covered by Licensed Patents with patent numbers in accordance with the statutory requirements in the country (ies) of manufacture, use, and sale.

                                   SECTION 7

                                  Infringement

      7.1 GTx shall inform UTRC and UTRC shall inform GTx, promptly in writing of any alleged assertion and/or claim of infringement of the Licensed Patents by a Third Party and of any available evidence thereof.

      7.2 GTx shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Licensed Patents and, in furtherance of such right, UTRC hereby agrees that GTx may include UTRC as a party plaintiff in any such suit, without expense to UTRC. The total cost of any such infringement action commenced or defended by GTx shall be borne by GTx. After deduction of outstanding expenses, including attorneys fees of GTx, the balance remaining from any such recovery shall be divided equally between GTx and UTRC until UTRC shall have recovered in full any royalty payments to which it would have been otherwise entitled to receive hereunder, but for such infringement, and any remaining balance, if any, shall be retained by GTx. No settlement, consent, judgment or other voluntary dismissal of such suits may be entered into without the consent of UTRC, provided that such consent shall not be unreasonably withheld and that UTRC shall not condition such consent on an increase in payments to UTRC hereunder.

      7.3 If within six (6) months after having been notified of an alleged infringement, GTx has not brought or is not diligently prosecuting an infringement action, or if GTx has notified UTRC at any time prior thereto of its intention not to bring suit against any alleged infringement of the Patents, then, and in those events only, UTRC shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Licensed Patents, and UTRC may, for such purposes, use the name of GTx as party plaintiff No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of GTx, which consent shall not unreasonably be withheld. After deduction of outstanding expenses of UTRC, including attorney fees and any expenses of GTx, including attorney fees incurred prior to UTRC's pursuit of such infringement, the balance remaining from any such recovery shall be divided equally between GTx and UTRC.

      7.4 In the event that GTx undertakes the enforcement and/or defense of the Licensed Patents by litigation or an inter partes proceeding in the United States or a foreign country against a Third Party, GTx may withhold up to [ * ] of the payments otherwise thereafter due UTRC under Article 4 that are attributable to sales in the country where such litigation or inter partes proceeding takes place and apply the same toward reimbursement of up to half of GTx's expenses, including reasonable attorneys' fees, in connection therewith. GTx may not withhold any portion of the payments due UTRC under Article 4 in the event that GTx undertakes the enforcement and/or defense of the Licensed Patents by litigation or an inter partes proceeding in the United States or a foreign country against an Affiliate, a Joint Alliance Party or a Residual Alliance Party. Any recovery of damages by GTx for each such suit shall be applied first in


                                      10.

satisfaction of any unreimbursed expenses and legal fees of GTx relating to such suit, and next toward reimbursement of UTRC for any payments under Article 4 past due or withheld and applied pursuant to this Article 7.

      7.5 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patents shall be brought against UTRC, GTx at its option shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

                                   SECTION 8

                          Liability and Indemnification

      8.1 GTx shall at all times during the term of this Agreement, indemnify, defend and hold UTRC, The University of Tennessee, and their respective trustees, directors, officers, employees and Affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys fees (collectively, the "Claims"), arising out of the death of or injury to any person or persons or out of any damage to property, resulting from the production, manufacture, sale, use, lease, or consumption of the Licensed Products, Licensed Processes or Licensed Technology or arising from any obligation or act of GTx hereunder, except for Claims arising from the willful misconduct or misrepresentation by UTRC, The University of Tennessee, and their respective trustees, directors, officers, employees and Affiliates. Infringement by a Joint Alliance Party, a Residual Alliance Party, Sublicensees or Sub-sublicensees of a Third Party patent shall not be deemed for purposes of this Agreement as an improper action, omission, or negligent act on the part of UTRC, The University of Tennessee or their respective trustees, directors, officers, employees or Affiliates.

      8.2 GTx shall obtain and carry in full force and effect from the first manufacture, use or sale of the Licensed Products, Licensed Processes or Licensed Technology to [ * ] such manufacturing, use or sales cease, commercial, general liability insurance which shall protect GTx and UTRC with respect to events covered by Paragraph 8.1 above. Such insurance shall be written by a reputable insurance company, shall list UTRC as an additional named insured thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to UTRC prior to any cancellation or material change thereof. The limits of such insurance shall not be less than [ * ] per occurrence with an aggregate of [ * ] for personal injury or death. GTx shall provide UTRC with Certificates of Insurance evidencing the same.

      8.3 UTRC, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, IN ANY LICENSED PRODUCT, LICENSED PROCESS, LICENSED TECHNOLOGY OR GENERIC PRODUCT. IN NO EVENT SHALL UTRC, THE UNIVERSITY OF TENNESSEE, OR THEIR RESPECTIVE TRUSTEES, DIRECTORS,


                                      11.

OFFICERS, EMPLOYEES OR AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ECONOMIC DAMAGE, INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER UTRC OR THE UNIVERSITY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF ANY OF THE FOREGOING, EXCEPT FOR NEGLIGENCE, FRAUD, OR MISREPRESENTATION BY UTRC, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS:

      A. A REPRESENTATION MADE OR WARRANTY GIVEN BY UTRC THAT THE PRACTICE BY GTx OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENTS OF ANY THIRD PARTY;

      B. A REPRESENTATION MADE OR WARRANTY GIVEN BY UTRC THAT ANY PATENT APPLICATION INCLUDED IN THE PATENTS WILL ULTIMATELY ISSUE AS A PATENT;

      C. A REPRESENTATION MADE OR WARRANTY GIVEN THAT GTx SHALL HAVE THE RIGHT TO USE ANY PORTION OF THE LICENSED PATENTS THAT IS CLAIMED IN A PATENT OF ANY THIRD PARTY,

      D. A REQUIREMENT THAT UTRC SHALL BE RESPONSIBLE FOR THE EXPENSES OF FILING OR PROSECUTING ANY PATENT APPLICATION OR MAINTAINING ANY LICENSED PATENTS IN FORCE,

      E. AN OBLIGATION ON THE PART OF UTRC TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR INFRINGEMENT OF THE LICENSED PATENTS OR FOR UNAUTHORIZED USE OF THE PATENTS OR MISAPPROPRIATION OF THE LICENSED TECHNOLOGY;

      F. AN OBLIGATION ON THE PART OF UTRC TO DEFEND ANY ACTION OR SUIT BROUGHT BY A THIRD PARTY;

      G. A REPRESENTATION MADE OR WARRANTY GIVEN BY UTRC AS TO THE SAFETY, RELIABILITY OR EFFICACY OF: 1) THE LICENSED TECHNOLOGY OR THE INVENTIONS COVERED BY THE LICENSED PATENTS; OR 2) ANY LICENSED PRODUCT OR LICENSED PROCESS THAT INCORPORATES THE LICENSED PATENTS OR UTILIZES THE LICENSED PATENTS IN ITS PRODUCTION, MANUFACTURE OR PERFORMANCE OR ANY GENERIC PRODUCT THAT INCORPORATES THE LICENSED TECHNOLOGY OR UTILIZES THE LICENSED TECHNOLOGY IN ITS PRODUCTION, MANUFACTURE OR PERFORMANCE; and

      H. A REPRESENTATION MADE OR WARRANTY GIVEN BY UTRC THAT ANY OF THE CONTRIBUTORS WILL AGREE TO PROVIDE TECHNICAL ASSISTANCE OR CONSULTATION TO GTx, OR THAT SUCH TECHNICAL ASSISTANCE OR CONSULTATION, IF PROVIDED, WOULD BE SUFFICIENT


                                      12.

      TO ENABLE GTx TO SUCCESSFULLY EXPLOIT THE LICENSED TECHNOLOGY OR THE LICENSED PATENTS.

      8.4 UTRC represents and warrants that to the best of its actual knowledge: (i) the Licensed Patents are valid and enforceable; (ii) it has the full power to enter into this Agreement, to carry out its obligations under this Agreement, and to grant the rights granted to GTx herein; (iii) it has not previously granted and shall not grant to any Third Party any rights which are inconsistent with the rights granted to GTx herein, (iv) it is the sole owner of the entire right, title, and interest in and to the Licensed Patents and Licensed Technology; and (v) it has fully complied with all requirements of 35 U.S.C. Section 200 et seq. and all implementing regulations necessary to perfect title to the rights and license granted to GTx herein.

      8.5 UTRC acknowledges and understands that Dr. Mitchell S . Steiner is an employee of The University of Tennessee and that he was and is currently the Chief Executive Officer of GTx.

      8.6 GTx represents that: 1) it has full corporate power and authority to enter into this Agreement and carry out all the provisions of this Agreement; 2) it is authorized to execute this Agreement on its behalf; 3) the person executing this Agreement is duly authorized to do so; and 4) no consent, approval or authorization of any other party is required.

                                   SECTION 9

                                 Export Controls

      9.1 GTx acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by GTx that GTx shall not export data or commodities to certain foreign countries without prior approval of such agency. UTRC neither represents that a license shall not be required nor that, if required, it shall be issued.

                                   SECTION 10

                                Non-Use of Names

      10.1 GTx shall not use the names or trademarks of UTRC or the University of Tennessee, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from UTRC, except that GTx may state that it has licensed the Licensed Patents and Licensed Technology from UTRC.

      10.2 UTRC shall not use the names or trademarks of GTx, nor any adaptation thereof in any advertising, promotional or sales literature without prior written consent obtained from GTx except that UTRC may state that it has licensed the Licensed Patents and Licensed Technology to GTx.

                                      13.

                                   SECTION 11

                               Dispute Resolution

      11.1 Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or to prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, shall be resolved upon thirty (30) days written notice of either party to the other by final and binding arbitration in Knoxville, Tennessee under the Commercial Arbitration Rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then in effect. The arbitrator(s) shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, nor to award punitive damages. The prevailing party in any such arbitration shall, in addition to recovering reasonable out-of-pocket costs of the arbitration, be entitled to an award of reasonable attorneys fees incurred in connection with the arbitration, with any action necessary to perfect the arbitration award as a judgment, and for any collection action required to secure payment of any arbitration award. Any award rendered in such arbitration may be entered and enforced by either party in either the courts of the State of Tennessee or in the United States District Court for the Eastern District of Tennessee, to whose jurisdiction for such purposes UTRC and GTx each hereby irrevocably consents and submits, or in any other United States court having jurisdiction.

      11.2 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                                   SECTION 12

                        Term of Agreement and Termination

      12.1 Unless earlier terminated, as hereinafter provided, the Term of this Agreement shall be for the longer of twenty (20) years or the last to expire term of any patent or patent application having a Valid Claim covering the Licensed Patents. After such expiration, GTx shall have a perpetual, royalty-free license to the Licensed Patents and Licensed Technology.

      12.2 In the event of default or failure by GTx to perform any of the terms, covenants or provisions of this Agreement, GTx shall have thirty (30) days after the giving of written notice of such default by UTRC to correct such default. If such default is not corrected within the said thirty (30) day period, UTRC shall have the right, at its option, to cancel and terminate this Agreement. The failure of UTRC to exercise such right of termination for non-payment of royalties or otherwise shall not be deemed to be a waiver of any right UTRC might have, nor shall such failure preclude UTRC from exercising or enforcing said right upon any subsequent failure by GTx.

      12.3 UTRC shall have the right, at its option, to cancel and terminate this Agreement in the event that GTx shall become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business. In the event of termination of this Agreement pursuant to Articles
12.2 or 12.3 hereof, all rights to the Licensed Patents shall revert to UTRC.

                                      14.

      12.4 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles 1, 5, 8, 9-12, 18, 20, and 21 shall survive any such termination.

      12.5 No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination. The obligations of Articles 5 and 13 shall survive termination of this Agreement.

      12.6 GTx shall have the right to terminate this Agreement at any time on three (3) months notice to UTRC, and upon payment of all amounts due UTRC through the effective date of the termination.

                                   SECTION 13

                                  Assignability

      13.1 This Agreement shall be binding upon and shall inure to the benefit of UTRC and its assigns and successors in interest, and shall be binding upon and shall inure to the benefit of GTx and its assigns and successors to all or substantially all of its assets or business to which this Agreement relates, but shall not otherwise be assignable or assigned by GTx without prior written approval by UTRC being first obtained, which approval shall not be unreasonably withheld; provided that, for purposes hereof, GTx shall have the right to assign this Agreement to an Affiliate of GTx (or any entity into which GTx shall have been merged or consolidated, provided that at least 51% of such merged or consolidated entity is owed by shareholders holding at least 51% of GTx immediately prior to such merger or consolidation) without obtaining the prior written approval of UTRC. No assignment shall be deemed effective unless such assignee has agreed in writing to be bound by the terms and provisions of this Agreement. Any attempt to assign or assignment made in violation of this Article
13.1 shall be void ab initio.

                                   SECTION 14

                             Governmental Compliance

      14.1 GTx shall at all times during the term of this Agreement and for so long as it shall make, use or sell Licensed Products, Licensed Processes or Licensed Technology comply and cause its sublicensees to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of Licensed Products, Licensed Processes or Licensed Technology or any other activity undertaken pursuant to this Agreement.

                                   SECTION 15

                                    Notices

      15.1 Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefore; one day after being sent by Federal Express or similar overnight delivery; or three days after being mailed registered or certified mail, postage prepaid, to a party hereto at the address set forth


                                      15.

below, or to such address as such party shall give by notice hereunder to the other party to this Agreement.

      If to UTRC:

      The University of Tennessee Research Corporation
      1534 White Avenue, Suite 403
      Knoxville, Tennessee, U.S.A. 37996-1527
      Attn: President

      If to GTx:

      3 N. Dunlap Street, 3rd Floor
      Memphis, Tennessee 38163
      Attn: Dr. Mitchell Steiner
      Title: Chief Executive Officer

      with a copy to:
      Henry P. Doggrell
      General Counsel, GTx, Inc.

                                   SECTION 16

                           Severability of Provisions

      16.1 If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

                                   SECTION 17

                                  Governing Law

      17.1 This Agreement shall be deemed to be subject to, and have been made under, and shall be construed and interpreted in accordance with the laws of the State of Tennessee. This Agreement is expressly acknowledged to be subject to all federal laws including but not limited to the Export Administration Act of the United States of America. No conflict-of-laws rule or law that might refer such construction and interpretation to the laws of another state, republic, or country shall be considered. The Parties irrevocably and unconditionally agree that the exclusive place of jurisdiction for any action, suit or proceeding for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or to prevent irreparable harm, arising under, out of, or in connection with this Agreement ("Actions"), shall be in the courts of the United States of America sitting in the city, state and country of State of Tennessee, or, if such courts shall not have jurisdiction over the subject matter thereof, in the courts of the State of Tennessee sitting therein, and each such party hereby irrevocably and unconditionally agrees to submit to the jurisdiction of such courts for the purposes of any such Actions. If any such State court also does not have jurisdiction over the subject matter thereof,


                                      16.

then such an Action may be brought in the federal or state courts located in the states of the principal place of business of any Party hereto.

                                   SECTION 18

                                 Confidentiality

      18.1 Nothing herein shall preclude a Party from disclosing the existence of this Agreement and the general scope of the license granted hereunder. However, neither Party shall disclose the economic terms of this Agreement.

      18.2 Subject to the exceptions set forth herein, all information or material disclosed pursuant to this Agreement and/or related to the Licensed Patents, Licensed Products, Licensed Process, Licensed Technology and Generic Products shall be confidential ("Confidential Information"). Recipient of the Confidential Information ("Receiving Party") agrees to hold in confidence, and not to distribute or disseminate to any person or entity, for any reason for a period of five (5) years after receipt, any Confidential Information received, under or relating to this Agreement, except for Confidential Information which:

            (i) was known or used by the Receiving Party prior to the date of disclosure to the Receiving Party as evidenced by written records; or

            (ii) either before or after the date of disclosure is lawfully disclosed to the Receiving Party by sources other than the Providing Party which are rightfully in possession of the Confidential Information and not subject to any obligation of confidentiality, as evidenced by written records; or

            (iii) either before or after the date of disclosure to the Receiving Party becomes published, through no fault or omission on the part of the Receiving Party; or

            (iv) is independently developed by or for the Receiving Party without reference to, knowledge of, or reliance upon the Confidential Information as evidenced by written records;

            (v) is required to be disclosed by the Receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Providing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure, provided that specific information shall not be deemed to be within any of these exclusions merely because it is embraced by more general information falling with these exclusions; or

            (vi) is developed by or for the Receiving Party without reference to, knowledge of, or reliance upon any of the Confidential Information.

      18.3 The Parties recognize that GTx has entered into certain research agreement(s) with The Ohio State University Research Foundation, The University of Tennessee has entered into certain subcontract agreement(s) with The Ohio State University Research Foundation and


                                      17.

that GTx has entered into certain consulting agreement(s) with one or more of the Contributors, which agreements may contain confidentiality obligations and/or restrictions on publication regarding information or material related to this Agreement, the Licensed Patents and/or the Licensed Technology. While UTRC acknowledges the need for such confidentiality obligations and restrictions on publication in order for GTx to preserve United States and foreign patent rights, UTRC makes no representations or warranties, and has no obligation hereunder, regarding the confidentiality or publication obligations of The University of Tennessee, the Contributors or The Ohio State University Research Foundation.

      18.4 The Parties agree that counsel of the Parties, who have a duty of confidentiality to the respective Parties, may receive Confidential Information.

                                   SECTION 19

                                   Reformation

      19.1 All Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its Parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

                                   SECTION 20

                                   Non-Waiver

      20.1 The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

                                   SECTION 21

                                Entire Agreement

      21.1 This Agreement, as amended and restated herein, contains the entire agreement and understanding of the parties as of the Effective Date with respect to the subject matter hereof, supersedes any prior agreements and understandings with respect thereto and cannot be modified, amended or waived, in whole or in part, except in writing signed by the Party to be


                                      18.

charged. Any such purported non-written modification, amendment, or waiver shall be null and void. A discharge of the terms of this Agreement shall not be deemed valid unless by full performance of the Parties hereto or by writing signed by the Parties hereto. A waiver by UTRC of any breach by GTx of any provision or condition of this Agreement to be performed by GTx shall not be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

      In Witness Whereof, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date. The undersigned representative of UTRC is authorized to execute this Agreement on its behalf and bind UTRC to the terms and conditions set forth.

The University of Tennessee                       GTx, Inc . (" GTx")
Research Corporation ("UTRC")

By:     /s/ Ann J. Roberson               By:     /s/ Henry P. Doggrell
        ------------------------------            ------------------------------

Name:   Ann J. Roberson                   Name:   Henry P. Doggrell

Title:  President                         Title:  General Counsel

Date:   8-22-02                           Date:   8/30/02
                                                  ------------------------------

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.



                                      19.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                   SCHEDULE 1

                THE UNIVERSITY OF TENNESSEE RESEARCH CORPORATION

                                       AND

                                    GTX, INC.

                AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

                         PATENTS COVERING SERM PRODUCTS

                           OWNER/ASSIGNEE: UTRC [ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


                                       1.